EXHIBIT 99.20

April 14, 2009

VIA EMAIL AND OVERNIGHT DELIVERY

Mr. Michael W. Klinger
22420 Crooked Creek Road
Cicero, IN 46034

Re:	Board of Director Approval of Termination of Employment for Cause

Mr. Klinger,

The Board of Directors of EDCI Holdings, Inc. (“EDCI”) hereby provides you written notice of its  approval of the immediate termination of your employment by EDCI for Cause in accordance with, and for the reasons set forth in, the letter of April 13, 2009 (attached hereto as Exhibit A) from EDCI’s Chief Executive Officer, Mr. Robert L. Chapman, Jr.  Defined terms have the meaning set forth in the letter agreement dated October 3, 2008 between EDCI and you.

You are directed, in accordance with EDCI policies that you have previously agreed to, to make arrangements with Kyle E. Blue for the return of all property of EDCI (or any of its subsidiaries or affiliates) in your possession within 24 hours of receipt of this letter.  Such property includes, without limitation, any computers, telephones, pagers, other electronic devices, documents of any kind (whether physical or digital), access badges, keys, equipment, credit cards, or ID badges.  You are also reminded that you remain bound by various obligations, including obligations of confidentiality, as a result of your prior employment, either expressly or as a result of fiduciary or other duties, and that EDCI will vigorously enforce any breaches of such obligations.

Regards,

____________________
Signed on behalf of:
Clarke H. Bailey
Chairman of the Board of Directors

By Matthew K. Behrent
EVP Corporate Development